As Filed with the Securities and Exchange Commission on May 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROGRESS ENERGY, INC.

(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation)	56-2155481 (I.R.S. Employer Identification No.)

410 S. Wilmington Street

Raleigh, North Carolina 27601

(919) 546-6111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Progress Energy, Inc.

Management Deferred Compensation Plan

(Full title of the Plan)

PETER M. SCOTT III

Executive Vice President and Chief Financial Officer

410 S. Wilmington Street

Raleigh, North Carolina 27601

(919) 546-6111

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

TIMOTHY S. GOETTEL, ESQ.

Hunton & Williams

421 Fayetteville Street Mall

Raleigh, North Carolina 27601

(919) 899-3094

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price per obligations	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations(1)	$15,000,000	100%	$15,000,000	$1,213.50

(1)	The Deferred Compensation Obligations are unsecured obligations of Progress Energy, Inc. to pay deferred compensation in the future in accordance with the terms of the Progress Energy, Inc. Management Deferred Compensation Plan, as amended and restated as of January 1, 2003.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8 No. 333-89685

The contents of Registration Statement on Form S-8 (SEC File No. 333-89685) filed by Progress Energy, Inc. (“Progress”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Progress with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a) Progress’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b) Progress’ Current Report on Form 8-K filed February 12, 2003;

(c) Progress’ Current Report on Form 8-K filed February 18, 2003;

(d) Progress’ Current Report on Form 8-K filed April 1, 2003.

In addition to the foregoing, all documents subsequently filed by Progress pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Under the Progress Energy, Inc. Management Deferred Compensation Plan (the “Plan”), Progress will provide eligible employees the opportunity to agree to the deferral of a specified percentage of their cash compensation. Eligible employees who elect to participate in the Plan (each a “Participant”) may make compensation deferrals to deferral accounts administered pursuant to the Plan in the form of deemed investments in certain deemed investment funds individually chosen by each Participant from a list of investment media provided pursuant to the Plan. Additionally, qualifying Participants will receive matching allocations, pursuant to the terms of the Plan, which Progress will allocate to a company account on behalf of such Participants. Matching allocations allocated by Progress to a Participant’s company account will be deemed initially invested in hypothetical shares of Progress’s common stock, units of other investment funds, or a combination of hypothetical shares of Progress’s common stock and other investment funds as determined by the Administrative Committee. Subsequently, the Participant may reallocate any part of such account among the deemed investment funds chosen by the Participant. The obligations of Progress under the Plan (the “Obligations”) will be unsecured general obligations of Progress to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of Progress from time to time outstanding.

The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be indexed to the deemed investment funds individually chosen by each Participant or, in the case of Obligations in the form of hypothetical shares of Progress’s common stock, the closing price of a share of such stock on the New York Stock Exchange on the relevant date. Each Participant’s Obligations will be adjusted to reflect the investment experience, whether positive or negative, of the Participant’s deferral account and/or company account, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

A Participant’s right, or the right of any other person, to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of Progress, or through operation of a mandatory or optional sinking fund or analogous provision. However, Progress reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of Progress. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Progress. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters regarding the Deferred Compensation obligations will be passed upon by William D. Johnson, Executive Vice President, General Counsel and Secretary to Progress.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-51 through 55-8-57 of the North Carolina Business Corporation Act (the “NCBCA”) and the Articles of Incorporation and Bylaws of Progress provide for indemnification of Progress’ directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Progress has insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of Progress also have insurance which insures them against certain liabilities and expenses.

As authorized by the NCBCA, and to the fullest extent permitted by it, the Progress Articles of Incorporation provide that a Progress director will not be liable to Progress or to any Progress shareholder for monetary damages arising from the director’s breach of his or her duties as a director. The NCBCA permits these provisions, except for (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, and (iii) any transaction from which the director derived an improper personal benefit.

The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly successful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. The Progress Bylaws provide that any person who is or was a director or officer of Progress and any person who at the request of Progress serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee benefit plan, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as a director or officer of Progress (i) if that person’s acts or omissions are required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating Progress or any of its subsidiaries by reason of their being public utility companies or subsidiaries of public utility holding companies, or any amendments to the foregoing laws, or (ii) if that person’s acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of Progress.

Item 8. Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Articles of Incorporation of CP&L Energy, Inc., as amended and restated on December 4, 2000 (incorporated by reference to Exhibit 3(b)(1) of Progress’ Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3382 and 1-15929).

4.2

By-Laws of Progress Energy, Inc., as amended and restated December 12, 2001 (incorporated by reference to Exhibit No. 3 to Progress’ Current Report on Form 8-K dated January 17, 2002, File No. 1-15929).

4.3	Progress Energy, Inc. Management Deferred Compensation Plan, amended and restated effective January 1, 2003.

5	Opinion of William D. Johnson as to the legality of the securities being registered.

23.1	Consent of William D. Johnson (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 2nd day of May 2003.

PROGRESS ENERGY, INC.

By:	/s/ WILLIAM CAVANAUGH III
William Cavanaugh III Chairman And Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of the issuer whose signature appears below hereby appoints William Cavanaugh III, William D. Johnson, and Timothy S. Goettel, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities state below, and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ WILLIAM CAVANAUGH III William Cavanaugh III	Chief Executive Officer and Chairman of the Board	May 2, 2003

/s/ PETER M. SCOTT III Peter M. Scott III	Executive Vice President and Chief Financial Officer	May 2, 2003

/s/ ROBERT H. BAZEMORE Robert H. Bazemore	Controller and Chief Accounting Officer	May 2, 2003

/s/ EDWIN B. BORDEN Edwin B. Borden	Director	May 2, 2003

/s/ JAMES E. BOSTIC, JR. James E. Bostic, Jr.	Director	May 2, 2003

/s/ DAVID L. BURNER David L. Burner	Director	May 2, 2003

/s/ CHARLES W. COKER Charles W. Coker	Director	May 2, 2003

/s/ RICHARD L. DAUGHERTY Richard L. Daugherty	Director	May 2, 2003

Signature	Title	Date

/s/ W.D. FREDERICK, JR. W. D. Frederick, Jr.	Director	May 2, 2003

/s/ WILLIAM O. MCCOY William O. McCoy	Director	May 2, 2003

/s/ E. MARIE MCKEE E. Marie McKee	Director	May 2, 2003

/s/ JOHN H. MULLIN, III John H. Mullin, III	Director	May 2, 2003

/s/ RICHARD A. NUNIS Richard A. Nunis	Director	May 2, 2003

/s/ CARLOS A. SALADRIGAS Carlos A. Saladrigas	Director	May 2, 2003

/s/ J. TYLEE WILSON J. Tylee Wilson	Director	May 2, 2003

/s/ JEAN GILES WITTNER Jean Giles Wittner	Director	May 2, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1

Amended and Restated Articles of Incorporation of CP&L Energy, Inc., as amended and restated on December 4, 2000 (incorporated by reference to Exhibit 3(b)(1) of Progress’ Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3382 and 1-15929).

4.2

By-Laws of Progress Energy, Inc., as amended and restated December 12, 2001 (incorporated by reference to Exhibit No. 3 to Progress’ Current Report on Form 8-K dated January 17, 2002, File No. 1-15929).

4.3	Progress Energy, Inc. Management Deferred Compensation Plan, amended and restated effective January 1, 2003.

5	Opinion of William D. Johnson as to the legality of the securities being registered.

23.1	Consent of William D. Johnson (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).